EXHIBIT 1.02

STANLEY BLACK & DECKER, INC.
Conflict Minerals Report
For The Year Ended December 31, 2014

This report for the year ended December 31, 2014 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (“the Rule”).

1.    Overview

Stanley Black & Decker, Inc. ("the Company") is a diversified global provider of power and hand tools, products and services for various industrial applications, mechanical access solutions (i.e. automatic doors and commercial locking systems), and electronic security and monitoring systems. The Company manufactures products for which tin, tantalum, tungsten and gold ( "3TG minerals" or "conflict minerals") are necessary to the functionality or production of those products and which otherwise constitute products under the Rule.

In accordance with the Rule, the Company conducted a reasonable country of origin inquiry ("RCOI") that was reasonably designed to determine whether any of the 3TG minerals in the Company's products originated in the Democratic Republic of the Congo (the "DRC") or Angola, Burundi, Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda and Zambia ("adjoining countries"), or were from recycled or scrap services. Based on the Company's RCOI, the Company has reason to believe that some of the 3TG minerals used in the Company's products originated in the DRC or adjoining countries and may not have been from recycled or scrap sources. Accordingly, the Company exercised due diligence to determine the source and chain of custody of these 3TG minerals. The Company's due diligence was designed to materially conform to the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition (2013) and the related Supplements for gold and for tin, tantalum and tungsten. A description of the Company's RCOI and due diligence measures is set forth in this report.

Product Description

The Company’s operations are classified into three operating segments: Tools & Storage, Security and Industrial.

Tools & Storage

The Tools & Storage segment is comprised of the Power Tools and Hand Tools & Storage businesses.

The Power Tools business includes professional products, consumer products and power tool accessories. Professional products include professional grade corded and cordless electric power tools and equipment including drills, impact wrenches and drivers, grinders, saws, routers and sanders, as well as pneumatic tools and fasteners including nail guns, nails, staplers and staples, and concrete and masonry anchors. Consumer products include corded and cordless electric power tools sold primarily under the Black & Decker brand, lawn and garden products, including hedge trimmers, string trimmers, lawn mowers, edgers and related accessories, and home products, such as hand held vacuums, paint tools and cleaning appliances. Power tool accessories include drill bits, router bits, abrasives and saw blades.

The Hand Tools & Storage business sells measuring, leveling and layout tools, planes, hammers, demolition tools, knives, saws, chisels and industrial and automotive tools. Storage products include tool boxes, sawhorses, medical cabinets and engineered storage solution products.

Security

The Security segment is comprised of the Convergent Security Solutions ("CSS") and Mechanical Access Solutions ("MAS") businesses.

The CSS business designs, supplies and installs electronic security systems and provides electronic security services, including alarm monitoring, video surveillance, fire alarm monitoring, systems integration and system maintenance. The business also sells healthcare solutions, which includes asset tracking solutions, infant protection, pediatric protection, patient protection, wander management, fall mana gement, and emergency call products.

The MAS business sells automatic doors, commercial hardware, locking mechanisms, electronic keyless entry systems, keying systems, tubular and mortise door locksets.

Industrial

The Industrial segment is comprised of the Engineered Fastening and Infrastructure businesses.

The Engineered Fastening business primarily sells engineered fastening products and systems designed for specific applications. The product lines include stud welding systems, blind rivets and tools, blind inserts and tools, drawn arc weld studs, engineered plastic and mechanical fasteners, self-piercing riveting systems and precision nut running systems, micro fasteners, and high-strength structural fasteners.

The Infrastructure business consists of the Oil & Gas and Hydraulics businesses. The Oil & Gas business sells and rents custom pipe handling, joint welding and coating equipment used in the construction of large and small diameter pipelines, and provides pipeline inspection services. The Hydraulics business sells hydraulic tools and accessories primarily used for demolition and construction of large utilities, railroad and general infrastructure projects.

This report primarily covers the businesses and their products described above except for those which were determined to be out-of-scope of the Rule, primarily CSS and Oil & Gas.

Supply Chain

The Company both manufactures and contracts to manufacture its products described above, as well as components and raw materials for those products. Some of those products may be manufactured using 3TG minerals which are procured globally and from multiple suppliers who are several tiers away from the origin of and smelters of their raw materials. As such, the Company does not typically have a direct relationship with smelters and refiners of 3TG minerals. Additionally, the Company’s size, complexity of its products, and the depth, breadth and constant evolution of its supply chain, make it difficult to identify sub-tier suppliers from its direct suppliers, and therefore, the Company is reliant upon its direct suppliers to provide information on the origin of 3TG minerals contained in components and materials purchased. The Company’s suppliers are similarly reliant upon information provided by their suppliers and therefore face similar challenges to obtaining origin information. Additionally, many of the Company’s suppliers and its suppliers’ suppliers are foreign and not directly subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“the Dodd-Frank Act”).

Conflict Minerals Policy

The Company adopted the following Conflict Minerals Policy:

Stanley Black & Decker is committed to conducting business in an ethical, law abiding manner. This includes our commitment to not only comply with all applicable laws and regulations but also to operating our business on a foundation of integrity, trust and respect throughout our supply chain. Along with governmental and non-governmental organizations, civil society and affected third parties, we are concerned about the potential human rights issues, such as forced labor, inhumane or cruel treatment, and child labor, associated with the mining of Conflict Minerals (defined as tin, tungsten, tantalum and gold) which are occurring in the Democratic Republic of Congo ("DRC") and adjoining countries (“DRC region”).

Stanley Black & Decker is cognizant of our obligations under Section 1502 of the Dodd-Frank Act and is working with our suppliers to meet the due diligence and reporting requirements of Section 1502. As part of this process, we are helping our suppliers understand the due diligence steps they can take to investigate the source of any Conflict Minerals in the products they sell us. If, based on our due diligence, we determine there is a reasonable risk that Conflict Minerals in our products may be directly or indirectly linked to the financing of conflict in the DRC region, we will determine an appropriate course of action based on the facts and circumstances relating to the affected products. Such action may include, but is not limited to, the suspension or termination of our relationship with particular suppliers.

Determining whether all products sold by Stanley Black & Decker are Conflict Free is a time consuming and difficult process. We manufacture and distribute thousands of products, many of which contain, or may contain, the minerals that have been defined as Conflict Minerals. We source the raw materials and component parts for the products we manufacture, as well as finished products, from thousands of other companies around the world. Stanley Black & Decker is and has been working with our suppliers to educate them regarding Stanley Black & Decker’s disclosure obligations under the Dodd-Frank Act and concerning steps they can take to obtain increased transparency regarding the origin of minerals contained in the products they supply to us.

Stanley Black & Decker has the following expectations of its suppliers:

•	suppliers should identify any products sold to Stanley Black & Decker that contain any Conflict Minerals which are not DRC Conflict Free;

•
suppliers should develop Conflict Minerals policies, due diligence frameworks, and management systems that are designed to prevent Conflict Minerals that are not DRC Conflict Free from being included in the products sold to Stanley Black & Decker; and

•	Stanley Black & Decker suppliers should source Conflict Minerals only from sources that are DRC conflict free.

In doing so, suppliers will be expected to:

•	implement and communicate to their personnel and suppliers policies that are consistent with this policy, and require their direct and indirect suppliers to do the same;

•	put in place procedures for the traceability of Conflict Minerals, working with their direct and indirect suppliers as applicable;

•	use reasonable efforts to source Conflict Minerals from smelters and refiners validated as being DRC Conflict Free, and require their direct and indirect suppliers to do the same;

•
advise Stanley Black & Decker of any determination that the supplier either has concluded or has a reasonable basis to believe the products it currently sells or has sold to Stanley Black & Decker are not DRC Conflict Free;

•	maintain reviewable business records supporting the source of Conflict Minerals; and

•
from time to time, at Stanley Black & Decker's request, provide Stanley Black & Decker with information concerning the origin of Conflict Minerals included in products sold to Stanley Black & Decker, which Stanley Black & Decker shall be entitled to use or disclose in satisfying any legal or regulatory requirements or in any customer or marketing communications, notwithstanding the terms of a confidentiality agreement that do not specifically reference this paragraph.

Suppliers also are encouraged to support industry efforts to enhance traceability and responsible practices in Conflict Minerals supply chains.

Consequences of supplier noncompliance

Stanley Black & Decker evaluates its relationships with its suppliers on an ongoing basis. Stanley Black & Decker reserves the right to evaluate the extent to which a supplier has failed to reasonably comply with this policy. Stanley Black & Decker also reserves the right to request additional documentation from suppliers regarding the origin of any Conflict Minerals included in any products sold to Stanley Black & Decker.

Suppliers who do not reasonably comply with this policy shall be reviewed by Stanley Black & Decker’s Global Supply Management ("GSM") organization for future business.

In the event Stanley Black & Decker determines that the supplier’s efforts to comply with this policy have been deficient and the supplier fails to cooperate in developing and implementing reasonable remedial steps, Stanley Black & Decker reserves the right to take appropriate actions up to and including discontinuing purchases from the supplier. Nothing in this policy is intended to in any way grant any additional rights or expectations to any Stanley Black & Decker supplier or in any way modify or otherwise limit in any way any of Stanley Black & Decker's contractual or legal rights.

Grievance mechanism and reporting

Our employees, suppliers and other parties can report concerns and alleged violations of this policy as follows:

(i)	Write us at Stanley Black & Decker: Stanley Black & Decker, Inc., Attn: Conflict Minerals Steering Committee, 1000 Stanley Drive, New Britain, CT 06053

(ii)	e-mail us at: [conflictminerals@sbdinc.com]

(iii)	Call us at: 877-795-2358

Reports can be made anonymously and will be kept confidential to the fullest extent practicable and allowed by law. We will not take any retaliatory action against our employees, suppliers or other parties who make a report in good faith. Our suppliers are encouraged to contact [conflictminerals@sbdinc.com] if they wish to seek guidance on the application of this policy.

Conclusion

Stanley Black & Decker fully understands the importance of this issue to its customers and is committed to supply chain initiatives and overall corporate social responsibility and sustainability efforts that work towards a DRC Conflict Free supply chain. We encourage all of our suppliers to likewise support these efforts.

This policy is publicly available at www.stanleyblackanddecker.com/corporategovernance/conflictminerals.

RCOI

Prior to conducting the Company's RCOI, the Company performed a risk-based assessment of its products for components and/or raw materials which were most likely to contain 3TG minerals. The Company required direct suppliers of those components and/or raw materials to complete a supply chain survey using the Conflict-Free Sourcing Initiative's ("CFSI") Conflict Minerals Reporting Template to determine whether any of those components and/or raw materials originated in the DRC or adjoining countries, or were from recycled or scrap sources, and, if applicable, to enable the identification of smelters and refiners that process the 3TG minerals.

Suppliers who were delinquent in responding to the Company's survey by the specified date, were contacted, at a minimum, via two non-system generated emails and a phone call or read receipt email, in an effort to obtain responses.

Smelters and refiners identified in the survey responses were aggregated and then validated against the CFSI's Standard Smelter List, and once validated, against the CFSI's Conflict Free Smelter Program ("CFSP") to determine compliance status. CFSP compliant smelters and refiners were than validated against the CFSI's RCOI Data Document to determine country of origin information for the minerals being processed by the smelters and refiners.

Based on the suppliers' responses to the RCOI, the Company has reason to believe that some of the 3TG minerals used in the Company's products may have originated in the DRC or adjoining countries and may not have been from recycled or scrap sources.

2.    Due Diligence

2.1    Design of Due Diligence

The Company's due diligence measures are designed to materially conform with the Organisation for Economic Co-operation and Development ("the OECD") Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition (2013) and the related Supplements for gold and for tin, tantalum and tungsten (collectively "the OECD Guidance").

OECD Step 1: Establish Strong Company Management Systems

Company Policy

The Company has a Conflict Mineral Policy which is posted on its website at www.stanleyblackanddecker.com/corporategovernance/conflictminerals.

Internal Team

The Company has a Steering Committee sponsored by the Company’s Chief Financial Officer, as well as a Working Group. Members of the Steering Committee and Working Group are subject matter experts from relevant functions such as Global Supply Management, Sustainability, Finance and Legal. The Steering Committee is responsible for oversight of the Company’s conflict minerals compliance strategy and due diligence process, monitoring the due diligence progress, ensuring communication of critical information reaches employees and suppliers, and ensuring the timely and accurate filing of this report. The Working Group is charged with implementation of the Company's policy, conducting due diligence, communications to suppliers and others, and reporting its progress to the Steering Committee on a regular basis.

System of Controls and Transparency Over the Supply Chain

The Company utilizes the Conflict-Free Sourcing Initiative's (“CFSI”) Conflict Minerals Reporting Template (“the CMRT”), a supply chain survey designed to gather information from a company's suppliers to determine whether any of the components and/or raw materials provided to the company originated in the DRC or adjoining countries, or were from recycled or scrap sources, and, if applicable, to enable the identification of smelters and refiners that process the 3TG minerals.

Supplier Engagement

The Company's Conflict Mineral Policy is posted on its supplier portal for all suppliers to access. Additionally, the Company's supplier Master Purchase Agreements include a Conflict Minerals provision which requires its suppliers to provide information necessary to allow the Company and its customers to comply with the provisions of the Dodd-Frank Act and explicitly gives the Company the rights to audit the supply chain and terminate arrangements with suppliers who are unwilling or unable to comply. As supplier Master Purchase Agreements are generally in force for one to three years, it will take a number of years to ensure that all Master Purchase Agreements contain this provision. While the Company cannot unilaterally impose new contract terms, including those that would compel its suppliers to support the Company's conflict minerals due diligence efforts, existing Master Purchase Agreements contain a compliance with laws clause which provides for the Company’s suppliers to abide by directives from the Company to be in compliance with applicable laws.

Grievance Mechanism

The Company has an established grievance mechanism for reporting violations of the Company’s policies.

Maintain Records

The Company maintains Conflict Mineral related information in accordance with its record retention policy.

OECD Step 2: Identify and Assess Risk in the Supply Chain

The Company performs a risk-based assessment of its products for components and/or raw materials which are most likely to contain 3TG minerals and surveys suppliers of those components and/or raw materials using the CMRT to determine whether any of those components and/or raw materials originated in the DRC or adjoining countries, or were from recycled or scrap sources, and, if applicable, identify smelters and refiners in the Company's supply chain. Identified smelters and refiners are aggregated and validated against the CFSI's Standard Smelter List, and once validated, against the CFSI's Conflict Free Smelter Program ("CFSP") to determine compliance status.

The Company reviews responses to the survey for red flags in order to identify areas of potential risk such as incomplete responses, insufficient due diligence or potentially higher risk sourcing based upon criteria internally defined.

OECD Step 3: Design and Implement a Strategy to Respond to Identified Risks

Results of the supply chain assessment are reported to the Steering Committee which is responsible for monitoring any actual or potential risks identified in the supply chain and reporting findings to the Company's Chief Financial Officer.

The Company has a risk mitigation plan to manage its non-compliant suppliers towards conformity with the Company's Conflict Mineral policy. GSM is responsible for taking appropriate actions up to and including suspension or termination of the Company's relationship with non-compliant suppliers.

The Company supports the CFSI's Conflict Free Smelter Program ("CFSP") which audits smelters' and refiners' due diligence activities. The data on which the Company relies for certain statements in this report is obtained through the Company's membership (member "SBDI") in the CFSI, using the reasonable country of origin inquiry report for the Company, or based upon the information publicly available on the CFSI's website.

The Company's new product introduction process includes a step to ensure information on the presence of 3TG minerals in new products is provided to the Working Group for integration into the Company's due diligence procedures. The Company has also revised its new product specifications to ensure that the use of 3TG is limited solely to the product's functionality.

OECD Step 4: Carry Out Independent Third Party Audit of Smelter/Refiner's Due Diligence Practices

The Company supports the CFSP's efforts to audit the due diligence practices of the smelters and refiners, through its active membership in the CFSI. The Company utilizes information on the CFSI's website (www.conflictfreesmelter.org) to determine which smelters and refiners are CFSP compliant.

OECD Step 5: Report Annually on Supply Chain Due Diligence

This report is the Company’s annual report on its due diligence, is filed along with Form SD with the Securities and Exchange Commission, and is publicly available on the Company’s website.

2.2    Due Diligence Performed

The Company performed the following due diligence for the reporting period:

•
Identified suppliers of components and/or raw materials which were most likely to contain 3TG minerals and surveyed those suppliers using the latest published CMRT. Those suppliers were engaged through direct electronic communication from the Vice President of GSM, followed by an electronic communication through the Company’s supplier relationship management tool.

•	Identified suppliers providing 3TG minerals from the DRC or adjoining countries and compiled an aggregate list of smelters and refiners identified by those suppliers.

•	Compared those identified smelters and refiners against those smelters and refiners as validated by the CFSI.

•
Compared those validated smelters and refiners against those identified by the CFSI's CFSP as CFSP compliant or CFSP active and for those that are CFSP compliant, against the CFSI's RCOI Data Document to determine country of origin for the 3TG minerals processed by those smelters and refiners.

•	Provided non-responsive suppliers and red flag suppliers to GSM for follow-up.

•	Reported status of due diligence progress, including identification of red flag suppliers, to the Company's Steering Committee and to the Company's Chief Financial Officer.

•	Supported the CFSP through maintenance of an active membership in the CFSI.

3.    Due diligence Results

The Company received responses from 58% of its suppliers surveyed. The Company’s suppliers are generally several tiers away from the origin of and smelters of their raw materials, and are therefore faced with similar challenges in performing their due diligence. In some instances, the information provided by the Company's suppliers is incomplete or not verified, and the Company is therefore unable to verify with certainty the source and chain of custody of all the 3TG minerals in the Company's supply chain.

The Company identified 254 smelters and refiners, as reported by the Company's suppliers, as potentially having processed the 3TG minerals contained in the Company's products for the reporting period. Some of the Company's suppliers responded at a company-level rather than product-level; therefore, there may be more smelters and refiners included in the Company's results than those that actually processed the 3TG minerals contained in the Company's products. The Company has only included in its results those smelters and refiners that have been validated as smelters and refiners appearing on the CFSI Standard Smelter List as of November 7, 2014. Other processing facilities were reported in the Company's supply chain; however, are not included in its results, as they have not yet been validated by the CFSI. The identified smelters and refiners are further broken out as follows:

Smelters and Refiners	Gold	Tantalum	Tin	Tungsten
Number of CFSI validated	96	40	86	32
Number of CFSP compliant	50	31	28	19*
% CFSP compliant	52%	78%	33%	59%
*Includes 10 smelters and refiners that are active in the CFSP as of April 29, 2015.

The following tables list smelters and refiners identified by the Company's suppliers' survey responses.

Table 1. CFSP Compliant Smelters and Refiners

The following table lists smelters and refiners identified by the Company's suppliers' survey responses that have been validated as compliant according to the CFSP as of April 29, 2015 for gold, tantalum and tungsten, and May 1, 2015 for tin.

Mineral	Smelter or Refiner Facility Name	CFSI Smelter Identification	Facility Location
Gold	Aida Chemical Industries Co. Ltd.	CID000019	Japan
Gold	Argor-Heraeus SA	CID000077	Switzerland
Gold	Atasay Kuyumculuk Sanayi ve Ticaret A.S.	CID000103	Turkey
Gold	Aurubis AG	CID000113	Germany
Gold	Boliden AB	CID000157	Sweden
Gold	C. Hafner GmbH + Co. KG	CID000176	Germany
Gold	Dowa	CID000401	Japan
Gold	Eco-System Recycling Co., Ltd.	CID000425	Japan
Gold	Heimerle + Meule GmbH	CID000694	Germany
Gold	Heraeus Ltd. Hong Kong	CID000707	China
Gold	Heraeus Precious Metals GmbH & Co. KG	CID000711	Germany
Gold	Ishifuku Metal Industry Co., Ltd.	CID000807	Japan
Gold	Istanbul Gold Refinery	CID000814	Turkey
Gold	Japan Mint	CID000823	Japan
Gold	Johnson Matthey Inc	CID000920	United States
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	CID000927	Russia
Gold	Kazzinc Ltd	CID000957	Kazakhstan
Gold	Kennecott Utah Copper LLC	CID000969	United States
Gold	L'azurde Company For Jewelry	CID001032	Saudi Arabia
Gold	Materion	CID001113	United States
Gold	Metalor Technologies (Hong Kong) Ltd	CID001149	Hong Kong
Gold	Metalor Technologies (Singapore) Pte. Ltd.	CID001152	Singapore
Gold	Metalor Technologies SA	CID001153	Switzerland
Gold	Metalor USA Refining Corporation	CID001157	United States
Gold	METALURGICA MET-MEX PENOLES, S.A. DE C.V.	CID001161	Mexico
Gold	Mitsubishi Materials Corporation	CID001188	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	CID001193	Japan
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	CID001220	Turkey
Gold	Nihon Material Co. LTD	CID001259	Japan
Gold	Ohura Precious Metal Industry Co., Ltd	CID001325	Japan
Gold	OJSC Krastvetmet	CID001326	Russia
Gold	PAMP SA	CID001352	Switzerland
Gold	PT Aneka Tambang (Persero) Tbk	CID001397	Indonesia
Gold	PX Précinox SA	CID001498	Switzerland
Gold	Rand Refinery (Pty) Ltd	CID001512	South Africa
Gold	Republic Metals Corporation	CID002510	United States
Gold	Royal Canadian Mint	CID001534	Canada
Gold	Schöne Edelmetaal B.V.	CID001573	Netherlands
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CID001622	China
Gold	Solar Applied Materials Technology Corp.	CID001761	Taiwan
Gold	Tanaka Kikinzoku Kogyo K.K.	CID001875	Japan
Gold	The Refinery of ShandongGold Mining Co. Ltd	CID001916	China
Gold	Umicore Brasil Ltda	CID001977	Brazil
Gold	Umicore Precious Metals Thailand	CID002314	Thailand
Gold	Umicore SA Business Unit Precious Metals Refining	CID001980	Belgium
Gold	Valcambi SA	CID002003	Switzerland
Gold	Western Australian Mint trading as The Perth Mint	CID002030	Australia
Gold	YAMAMOTO PRECIOUS METAL CO., LTD.	CID002100	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224	China

Mineral	Smelter or Refiner Facility Name	CFSI Smelter Identification	Facility Location
Gold	Zijin Mining Group Co. Ltd	CID002243	China
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CID000211	China
Tantalum	Conghua Tantalum and Niobium Smeltry	CID000291	China
Tantalum	Duoluoshan	CID000410	China
Tantalum	Exotech Inc.	CID000456	United States
Tantalum	Global Advanced Metals Boyertown	CID002557	United States
Tantalum	Global Advanced Metals Aizu	CID002558	Japan
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CID000616	China
Tantalum	Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch	CID002501	China
Tantalum	H.C. Starck Co., Ltd.	CID002544	Thailand
Tantalum	H.C. Starck GmbH Goslar	CID002545	Germany
Tantalum	H.C. Starck GmbH Laufenburg	CID002546	Germany
Tantalum	H.C. Starck Hermsdorf GmbH	CID002547	Germany
Tantalum	H.C. Starck Inc.	CID002548	United States
Tantalum	H.C. Starck Ltd.	CID002549	Japan
Tantalum	H.C. Starck Smelting GmbH & Co.KG	CID002550	Germany
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CID002492	China
Tantalum	Hi-Temp Specialty Metals, Inc.	CID000731	United States
Tantalum	Kemet Blue Powder	CID002568	United States
Tantalum	KEMET Blue Metals	CID002539	Mexico
Tantalum	King-Tan Tantalum Industry Ltd	CID000973	China
Tantalum	Metallurgical Products India (Pvt.) Ltd.	CID001163	India
Tantalum	Mineração Taboca S.A.	CID001175	Brazil
Tantalum	Mitsui Mining & Smelting	CID001192	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	China
Tantalum	Plansee SE Liezen	CID002540	Austria
Tantalum	Plansee SE Reutte	CID002556	Austria
Tantalum	QuantumClean	CID001508	United States
Tantalum	Taki Chemicals	CID001869	Japan
Tantalum	Telex	CID001891	United States
Tantalum	Ulba	CID001969	Kazakstan
Tantalum	Zhuzhou Cement Carbide	CID002232	China
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CID000244	China
Tin	Cooper Santa	CID000295	Brazil
Tin	CV United Smelting	CID000315	Indonesia
Tin	Dowa	CID000402	Japan
Tin	EM Vinto	CID000438	Bolivia
Tin	Minsur	CID001182	Peru
Tin	Magnu's Minerais Metais e Ligas LTDA	CID002468	Brazil
Tin	Melt Metais e Ligas S/A	CID002500	Brazil
Tin	Mineração Taboca S.A.	CID001173	Brazil
Tin	Mitsubishi Materials Corporation	CID001191	Japan
Tin	Malaysia Smelting Corporation (MSC)	CID001105	Malaysia
Tin	Operaciones Metalurgical S.A. (OMSA)	CID001337	Bolivia
Tin	PT Artha Cipta Langgeng	CID001399	Indonesia
Tin	PT ATD Makmur Mandiri Jaya	CID002503	Indonesia
Tin	PT Babel Inti Perkasa	CID001402	Indonesia
Tin	PT Bangka Putra Karya	CID001412	Indonesia
Tin	PT Bangka Tin Industry	CID001419	Indonesia
Tin	PT Belitung Industri Sejahtera	CID001421	Indonesia
Tin	PT Bukit Timah	CID001428	Indonesia
Tin	PT DS Jaya Abadi	CID001434	Indonesia
Tin	PT Eunindo Usaha Mandiri	CID001438	Indonesia

Mineral	Smelter or Refiner Facility Name	CFSI Smelter Identification	Facility Location
Tin	PT Mitra Stania Prima	CID001453	Indonesia
Tin	PT Sariwiguna Binasentosa	CID001463	Indonesia
Tin	PT Stanindo Inti Perkasa	CID001468	Indonesia
Tin	PT Tambang Timah	CID001477	Indonesia
Tin	PT Tinindo Inter Nusa	CID001490	Indonesia
Tin	PT Wahana Perkit Jaya	CID002479	Indonesia
Tin	Thaisarco	CID001898	Thailand
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CID002513	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CID000499	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CID002315	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321	China
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CID002319	China
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd	CID002011	Vietnam
Tungsten	Wolfram Bergbau und Hütten AG	CID002044	Austria
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CID002320	China

The Company requested both country of origin information and mine or location of origin information from its suppliers for purposes of determining the source and chain of custody of the 3TG minerals in the Company's supply chain. The Company relied on country of origin information provided by its suppliers (if known), as well as by the CFSI's CFSP and RCOI Data Document. Some of the Company's suppliers provided mine or location of origin information, but many were unable to obtain such information for their 3TG minerals.

Eight of the CFSP compliant gold smelters and refiners included in Table 1 have disclosed mineral sources as originating from recycled and scrap sources and/or from the following countries: Argentina, Australia, Austria, Belgium, Bolivia, Brazil, Canada, Chile, China, Colombia, Côte d'Ivoire, Czech Republic, Djibouti, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Laos, Luxembourg, Madagascar, Malaysia, Mongolia, Myanmar, Namibia, Netherlands, Nigeria, Peru, Portugal, Russia, Sierra Leone, Singapore, Slovakia, South Korea, Spain, Suriname, Switzerland, Taiwan, Thailand, United Kingdom, United States of America, Vietnam and Zimbabwe. The remaining gold smelters and refiners' mineral sources is not available as of March 31, 2015.

CFSP compliant tantalum, tin and tungsten smelters and refiners included in Table 1 have disclosed mineral sources as originating from Kenya, Mozambique, South Africa, and the DRC and adjoining countries, in addition to the countries listed above and recycled and scrap sources.

Based on this country of origin information, the Company has reason to believe that some of the 3TG minerals used in the Company's products may have originated in the DRC or adjoining countries.

Table 2. CFSP Participating Smelters and Refiners

The following table lists smelters and refiners identified by the Company's suppliers ' survey responses that have agreed to participate in the CFSP but have not yet completed the program as of April 29, 2015.

Mineral	Smelter or Refiner Facility Name	CFSI Smelter Identification	Facility Location
Tungsten	A.L.M.T. Corp.	CID000004	Japan
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CID000345	China
Tungsten	H.C. Starck GmbH	CID002541	Germany
Tungsten	H.C. Starck Smelting GmbH & Co.KG	CID002542	Germany
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CID002551	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CID002318	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CID002317	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CID002316	China
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	CID002543	Vietnam
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CID002095	China

Mineral sources for CFSP participating smelters and refiners are not available.

Table 3. Smelters and Refiners with No Known CFSP Participation

The following table lists smelters and refiners identified by the Company's suppliers ' survey responses that have not been validated as compliant according to the CFSP as of April 29, 2015 for gold, tantalum and tungsten, and May 1, 2015 for tin.

Mineral	Smelter or Refiner Facility Name	CFSI Smelter Identification	Facility Location
Gold	Advanced Chemical Company	CID000015	United States
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	CID000041	Uzbekistan
Gold	Asaka Riken Co Ltd	CID000090	Japan
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	CID000128	Philippines
Gold	Bauer Walser AG	CID000141	Germany
Gold	Caridad	CID000180	Mexico
Gold	China National Gold Group Corporation	CID000242	China
Gold	Chugai Mining	CID000264	Japan
Gold	Colt Refining	CID000288	United States
Gold	Daejin Indus Co. Ltd	CID000328	Korea
Gold	Daye Non-Ferrous Metals Mining Ltd.	CID000343	China
Gold	Do Sung Corporation	CID000359	Korea
Gold	Doduco	CID000362	Germany
Gold	EM Vinto	CID000438	Bolivia
Gold	FSE Novosibirsk Refinery	CID000493	Russia
Gold	Gansu Seemine Material Hi-Tech Co Ltd	CID000522	China
Gold	Guangdong Jinding Gold Limited	CID002312	China
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CID000671	China
Gold	Hunan Chenzhou Mining Group Co., Ltd.	CID000767	China
Gold	Hwasung CJ Co. Ltd	CID000778	Korea
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	CID000801	China
Gold	Jiangxi Copper Company Limited	CID000855	China
Gold	Korea Metal Co. Ltd	CID000988	Korea
Gold	Kyrgyzaltyn JSC	CID001029	Kyrgyzstan
Gold	Lingbao Gold Company Limited	CID001056	China
Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.	CID001058	China
Gold	Luoyang Zijin Yinhui Metal Smelt Co Ltd	CID001093	China
Gold	Metallo Chimique	CID001143	Belgium
Gold	Minsur	CID001182	Peru
Gold	Moscow Special Alloys Processing Plant	CID001204	Russia
Gold	Navoi Mining and Metallurgical Combinat	CID001236	Uzbekistan
Gold	OJSC Kolyma Refinery	CID001328	Russia
Gold	OMSA	CID001337	Bolivia
Gold	Penglai Penggang Gold Industry Co Ltd	CID001362	China
Gold	Prioksky Plant of Non-Ferrous Metals	CID001386	Russia
Gold	PT Babel Surya Alam Lestari	CID001406	Indonesia
Gold	Sabin Metal Corp.	CID001546	United States
Gold	Samduck Precious Metals	CID001555	Korea
Gold	SAMWON METALS Corp.	CID001562	Korea
Gold	So Accurate Group, Inc.	CID001754	United States
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	CID001756	Russia
Gold	The Great Wall Gold and Silver Refinery of China	CID001909	China
Gold	Tongling nonferrous Metals Group Co.,Ltd	CID001947	China
Gold	Torecom	CID001955	Korea
Gold	Yokohama Metal Co Ltd	CID002129	Japan
Gold	Yunnan Copper Industry Co Ltd	CID000197	China
Tantalum	A.L.M.T. Corp.	CID000004	Japan

Mineral	Smelter or Refiner Facility Name	CFSI Smelter Identification	Facility Location
Tantalum	H.C. Starck GmbH	CID002541	Germany
Tantalum	Hunan Chenzhou Mining Group Co., Ltd.	CID000767	China
Tantalum	PT Bangka Timah Utama Sejahtera	CID001416	Indonesia
Tantalum	Rui Da Hung	CID001539	Taiwan
Tantalum	Shanghai Jiangxi Metals Co. Ltd	CID001634	China
Tantalum	Wolfram Bergbau und Hütten AG	CID002044	Austria
Tantalum	Wolfram Company CJSC	CID002047	Russia
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd	CID002307	China
Tin	PT Koba Tin	CID001449	Indonesia
Tin	Fenix Metals	CID000468	Poland
Tin	Allgemeine Gold-und Silberscheideanstalt A.G.	CID000035	Germany
Tin	C. Hafner GmbH + Co. KG	CID000176	Germany
Tin	CNMC (Guangxi) PGMA Co. Ltd.	CID000278	China
Tin	CV Gita Pesona	CID000306	Indonesia
Tin	CV JusTindo	CID000307	Indonesia
Tin	CV Makmur Jaya	CID000308	Indonesia
Tin	CV Nurjanah	CID000309	Indonesia
Tin	CV Serumpun Sebalai	CID000313	Indonesia
Tin	CV Venus Inti Perkasa	CID002455	Indonesia
Tin	Dowa	CID000401	Japan
Tin	Estanho de Rondônia S.A.	CID000448	Brazil
Tin	FSE Novosibirsk Refinery	CID000493	Russia
Tin	Gejiu Zi-Li	CID000555	China
Tin	Heimerle + Meule GmbH	CID000694	Germany
Tin	Heraeus Precious Metals GmbH & Co. KG	CID000711	Germany
Tin	Huichang Jinshunda Tin Co. Ltd	CID000760	China
Tin	Ishifuku Metal Industry Co., Ltd.	CID000807	Japan
Tin	Japan Mint	CID000823	Japan
Tin	Japan New Metals Co., Ltd.	CID000825	Japan
Tin	Jiangxi Nanshan	CID000864	China
Tin	Johnson Matthey Inc	CID000920	United States
Tin	Linwu Xianggui Smelter Co	CID001063	China
Tin	Metallo Chemique	CID001143	Belgium, Spain
Tin	Mineração Taboca S.A.	CID001175	Brazil
Tin	Mitsubishi Materials Corporation	CID001188	Japan
Tin	Mitsui Mining and Smelting Co., Ltd.	CID001193	Japan
Tin	Novosibirsk Integrated Tin Works	CID001305	Russia
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	CID001314	Thailand
Tin	O.M. Manufacturing Philippines, Inc.	CID002517	Philippines
Tin	PT Alam Lestari Kencana	CID001393	Indonesia
Tin	PT Aneka Tambang (Persero) Tbk	CID001397	Indonesia
Tin	PT Babel Surya Alam Lestari	CID001406	Indonesia
Tin	PT Bangka Kudai Tin	CID001409	Indonesia
Tin	PT Bangka Timah Utama Sejahtera	CID001416	Indonesia
Tin	PT BilliTin Makmur Lestari	CID001424	Indonesia
Tin	PT Donna Kembara Jaya	CID002473	Indonesia
Tin	PT Fang Di MulTindo	CID001442	Indonesia
Tin	PT HANJAYA PERKASA METALS	CID002287	Indonesia
Tin	PT HP Metals Indonesia	CID001445	Indonesia
Tin	PT Inti Stania Prima	CID002530	Indonesia
Tin	PT Karimun Mining	CID001448	Indonesia
Tin	PT Rajwa International	CID002475	Indonesia
Tin	PT Seirama Tin investment	CID001466	Indonesia

Mineral	Smelter or Refiner Facility Name	CFSI Smelter Identification	Facility Location
Tin	PT Singkep Times Utama	CID002476	Indonesia
Tin	PT Sumber Jaya Indah	CID001471	Indonesia
Tin	PT Supra Sukses Trinusa	CID001476	Indonesia
Tin	PT Tirus Putra Mandiri	CID002478	Indonesia
Tin	PT Tommy Utama	CID001493	Indonesia
Tin	PT Yinchendo Mining Industry	CID001494	Indonesia
Tin	Rui Da Hung	CID001539	Taiwan
Tin	Sumitomo Metal Mining Co., Ltd.	CID001798	Japan
Tin	Tanaka Kikinzoku Kogyo K.K.	CID001875	Japan
Tin	Torecom	CID001955	Korea
Tin	Western Australian Mint trading as The Perth Mint	CID002030	Australia
Tin	Yokohama Metal Co Ltd	CID002129	Japan
Tin	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224	China
Tungsten	Ganxian Shirui New Material Co., Ltd.	CID002531	China
Tungsten	Hi-Temp	CID000731	United States
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CID002313	China
Tungsten	Jiangxi Richsea New Materials Co., Ltd.	CID002493	China
Tungsten	JX Nippon Mining & Metals Co., Ltd.	CID000937	Japan
Tungsten	Materion	CID001113	United States
Tungsten	Metallo Chimique	CID001143	Belgium
Tungsten	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	China
Tungsten	Solar Applied Materials Technology Corp.	CID001761	Taiwan
Tungsten	Sumitomo Metal Mining Co., Ltd.	CID001798	Japan
Tungsten	Thaisarco	CID001898	Thailand
Tungsten	Wolfram Company CJSC	CID002047	Russia
Tungsten	Zhuzhou Cement Carbide	CID002232	China

4.    Steps to be Taken to Mitigate Risk

The Company intends to take the following steps to mitigate the risk that 3TG minerals contained in the Company’s products could benefit armed groups in the DRC or adjoining countries:

•
Engage further with the Company's suppliers to improve response rates and the content of responses, including names, country of origin and mine or location of origin. Continue to use and encourage the Company's suppliers to use the Conflict Minerals Resources Center and other publicly available tools from the CFSI. Engage suppliers to request their smelters and refiners participate in the CFSP or other independent third party audit programs.

•	Provide non-validated processing facilities to the CFSI for validation and potential participation in the CFSP.

•	Continue to support the CFSI's efforts to support the responsible sourcing of minerals.

•	Encourage the Company's suppliers to consider alternative sources for the 3TG minerals.

•	Continue to integrate Conflict Minerals contractual language in the Company’s new or renewed supplier contracts.

•	Determine an appropriate course of action which may include, but is not limited to, the suspension or termination of the Company's relationship with a non-compliant supplier.

The Company recognizes that due diligence is a dynamic process and requires on-going risk monitoring. After implementing these risk mitigation strategies, the Company will reassess the effectiveness of its risk management plan, and may adapt further strategies or refine existing strategies to ensure effective risk mitigation. Furthermore, future acquisitions will be integrated into the Company's due diligence processes.